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                                                                  EXHIBIT 12 (b)
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                     GENERAL ELECTRIC CAPITAL SERVICES, INC.
                           AND CONSOLIDATED AFFILIATES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


                                                                          YEARS ENDED DECEMBER 31
                                                       --------------------------------------------------------
(Dollar amounts in millions)                              1998        1997        1996        1995        1994
                                                       --------    --------    --------    --------    --------
Earnings from continuing operations ................   $  3,796    $  3,256    $  2,817    $  2,415    $  2,085
Provision for income taxes .........................      1,364       1,166       1,231       1,105         864
Minority interest ..................................        148         121         167         140         139
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority interest .      5,308       4,543       4,215       3,660       3,088
                                                       --------    --------    --------    --------    --------
Fixed charges:
 Interest ..........................................      9,122       7,762       7,402       6,731       4,598
 One-third of rentals ..............................        296         245         182         175         156
                                                       --------    --------    --------    --------    --------
Total fixed charges ................................      9,418       8,007       7,584       6,906       4,754
                                                       --------    --------    --------    --------    --------
Less interest capitalized, net of amortization .....         88          52          41          21           9
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority
 interest, plus fixed charges ......................   $ 14,638    $ 12,498    $ 11,758    $ 10,545    $  7,833
                                                       ========    ========    ========    ========    ========

Preferred stock dividend requirements ..............   $      1    $      1    $      1    $      1    $      1

Ratio of earnings from continuing operations
 before provisions for income taxes to earnings
 from continuing operations ........................       1.36        1.36        1.44        1.46        1.41
                                                       --------    --------    --------    --------    --------
Preferred stock dividend factor on pre-tax basis ...          1           1           1           1           1
Fixed charges ......................................      9,418       8,007       7,584       6,906       4,754
                                                       --------    --------    --------    --------    --------
Total fixed charges and preferred stock dividend
 requirements ......................................   $  9,419    $  8,008    $  7,585    $  6,907    $  4,755
                                                       ========    ========    ========    ========    ========
Ratio of earnings to combined fixed charges and
 preferred stock dividends .........................       1.55        1.56        1.55        1.53        1.65
                                                       ========    ========    ========    ========    ========
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